Exhibit 10.2

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (this “Agreement”) is entered into and effective as of                      ,          by and between Universal Compression Holdings, Inc., a Delaware corporation, (the “Company”), and                                   (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and Employee wish to enter an agreement regarding their respective rights and obligations in connection with a Change of Control (as defined below) within three (3) years from the date of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto do hereby agree as follows:

1.             Certain Definitions.

(a)           “Cause” shall mean:

(i)            the willful and continued failure of the Employee to perform substantially the Employee’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Employee has not substantially performed the Employee’s duties, or

(ii)           the willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

No act, or failure to act, on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.  The cessation of employment of the Employee shall not be deemed to be for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Employee, and the Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the

Employee is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(b)           “Change of Control” shall mean:

(i)            The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35 percent or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:

(A)          any acquisition directly from the Company,

(B)           any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(C)           any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1(b); or

(ii)           Individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board; or

(iii)          Consummation of a reorganization, merger or consolidation or sale or other disposition, directly or indirectly, of all or substantially all of the assets of the Company (a “Corporate Transaction”) in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual or entity (excluding any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 35 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(c)           “Good Reason” shall mean the occurrence of any of the following:

(i)            the assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities during the ninety (90) day period prior to a Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(ii)           the Company’s requiring the Employee to be based at any other office or location than required during the ninety (90) day period prior to a Change of Control, or the Company’s requiring the Employee to travel on Company business to a substantially greater extent than required during the ninety (90) day period prior to a Change of Control;

(iii)          any purported termination by the Company of the Employee’s employment otherwise than as expressly permitted by this Agreement; or

(iv)          in the event of a Change of Control or merger, consolidation or other business combination of the Company in which the Company’s securities cease to be publicly traded, the assignment to the Employee of any position (including status, offices, titles and reporting requirements), authority, duties or responsibilities that are not (A) at or with the ultimate parent company of the entity surviving or resulting from such merger, consolidation or other business combination and

(B) substantially similar to the Employee’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities during the ninety (90) day period prior to the Change of Control.

For purposes of this Agreement, any good faith determination of “Good Reason” made by the Employee shall be conclusive.

(d)           “Board” shall mean the Board of Directors of the Company.

2.             Termination for Good Reason or Other than Cause, Death or Disability following a Change of Control.  If during the one (1) year period following a Change of Control, the Company terminates the Employee’s employment other than for Cause, death or disability, or the Employee terminates employment for Good Reason:

(a)           The Company shall pay to the Employee in a lump sum in cash within thirty (30) days after the date of termination the aggregate of the following amounts:

(i)            the sum of (1) the Employee’s annual base salary through the date of termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the highest annual bonus received by the Employee over the preceding three-year period and (II) the annual bonus that would be payable in respect of the current fiscal year (and annualized for any fiscal year consisting of less than 12 months) (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Employee under a plan sponsored by the Company or any of its affiliated companies (together with any accrued interest or earnings thereon), and any accrued vacation pay, in each case to the extent not theretofore paid;

(ii)           an amount equal to two times the sum of (i) the then current annual base salary of the Employee and (ii) the Highest Annual Bonus; and

(iii)          an amount equal to the total of the employer basic and matching contributions credited to the Employee under the Company’s (or any of its affiliated companies’) 401(k) Retirement and Savings Plan (the “401(k) Plan”) and any other deferred compensation plan during the 12-month period immediately preceding the month of the Employee’s date of termination multiplied by two, such amount to be grossed up so that the amount the Employee actually receives after payment of any federal or state taxes payable thereon equals the amount first described above.

(b)           For a period of two years from the Employee’s date of termination, or such longer period as may be provided by the terms of the appropriate medical and/or welfare benefit plan, program, practice or policy, the Company shall provide benefits to the Employee and/or the Employee’s family equal to those which would have been provided to them in accordance with the plans, programs, practices and policies if the Employee’s employment had not been terminated; provided, however, that with respect to any of such plans, programs, practices or policies requiring an employee contribution, the Employee shall continue to pay the monthly employee contribution for same, and provided further, that if the Employee becomes employed by another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

(c)           The Company shall pay to the Employee an amount equal to the forfeiture of the Employee, if any, under the Company’s (or any of its affiliated companies’) deferred compensation plan and/or the 401(k) Plan and any other similar plans.  Such payment shall be made in each case within 15 days after the forfeiture occurs under the applicable plan.  If a forfeiture under a plan has not occurred by March 1st of the calendar year after the year of termination (the “Determination Date”), but the Employee is less than 100 percent vested in his account in such plan as of the date of the Employee’s termination of employment for which benefits are payable pursuant to this Agreement, then the benefit payable pursuant to this Section 2(c) shall be calculated as if such forfeiture occurred as of the Determination Date and the benefit due under this section shall be paid on or before 15 days after the Determination Date.  The payment provided in the preceding sentence shall be in full satisfaction of the Company’s obligation to make a payment pursuant to this Section 2(c).

(d)           All stock options, restricted stock, restricted stock units, or other stock-based awards held by the Employee, not already vested shall be 100% vested.  Notwithstanding the terms of any Company (or affiliate) plan or agreement between the Company (or affiliate) and Employee to the contrary, the accelerated vesting of all stock options, restricted stock, restricted stock units, or other awards required pursuant to the terms of this Section 2(c) shall supercede and govern.

(e)           To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies.

(f)            The Company and the Employee agree that to the extent that the Company determines in good faith (which determination shall include, at a minimum, an opinion of outside legal counsel supporting the same) that the provisions of Section 409A of the Code require a delay in payment of any benefits

(which as of the date of this Agreement, would not exceed 6 months) to which the Employee is entitled pursuant to this Agreement in order to avoid the penalties and additional taxes provided under such section, such payment or provision of benefit shall be delayed until the earliest date on which payment can be made without penalty pursuant to Section 409A of the Code.  If the Employee disagrees with the Company’s determination that Section 409A requires a delay in payment, the payment can be made prior to the payment date determined by the Company if the Employee agrees that should the Internal Revenue Service subsequently assert that some or all of the payments made pursuant to this Agreement do not comply with the requirements of Section 409A of the Code, (A) the Employee agrees that he is solely responsible for excise taxes, penalties and interest resulting from such determination, and that he will not seek contribution, reimbursement or any other recovery from the Company or any of its affiliates, officers, employees or directors for any excise tax, interest or penalty paid or due or any costs he incurs in challenging such position of the Internal Revenue Service, and (B) the Employee will reimburse, and hold the Company harmless for, any costs, including attorneys fees and costs of court, penalties or fees, that it may incur in connection with a later determination that the payments made pursuant to this Agreement are covered by Section 409A of the Code and were not properly reported as such.

3.             Other Rights.  Except as provided herein, nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any contract or agreement with the Company or any of its affiliated companies.  Except as provided hereinafter, amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement.  It is expressly agreed by the Employee that the Employee shall have no right to receive, and hereby waives any entitlement to, any severance pay or similar benefit under any other plan, policy, practice or program of the Company; provided, however, that this Section 3 shall not affect the Company’s obligations, if any, relating to post-retirement health coverage for the Employee and/or the Employee’s spouse.  The Employee also agrees that to the extent he may be eligible for any severance pay or similar benefit under any laws providing for severance or termination benefits, such other severance pay or similar benefit shall be coordinated with the benefits owed hereunder, such that the Employee shall not receive duplicate benefits.

4.             Full Settlement.

(a)           No Rights of Offset.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others.

(b)           No Mitigation Required.  In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment.

(c)           Legal Fees.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or the Employee of the validity or enforceability of, or liability under, any provision of Sections 1, 2, 3, 4, 5, 7 or 8 of this Agreement or any guarantee of performance thereto (including as a result of any contest by the Employee about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment (including any payment delayed as provided in Section 2(f)), at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

5.             Certain Additional Payments by the Company.

(a)           Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 5(a), if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Employee, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $1,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Employee resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b)           Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination shall be made by Deloitte & Touche LLP or, as provided below, such other certified public accounting firm as may be designated by the Employee (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days after the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Employee within five days after the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Employee.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 5(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

(c)           The Employee shall notify the Company in writing of any claim by the Internal Revenue Service (the “IRS”) that, if successful, would require the payment by the Company of the Gross-Up Payment (or an additional Gross-Up Payment) in the event the IRS seeks higher payment.  Such notification shall be given as soon as practicable, but no later than ten business days after the Employee is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim,

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time,

including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)          cooperate with the Company in good faith in order to effectively contest such claim, and

(iv)          permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such costs and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issues raised by the IRS or any other taxing authority.

(d)           If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 5(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6.             Restrictions and Obligations of the Employee.

(a)           Consideration for Restrictions and Covenants.  The Company and Employee agree that the principal consideration for the agreement to make the payments provided in this Agreement by the Company to Employee is the Employee’s compliance with the undertakings set forth in this Section 6.  Notwithstanding any other provision of this Agreement to the contrary, the Employee agrees to comply with the provisions of this Section 6 only if the Employee actually receives any such payments from the Company pursuant to this Agreement.

(b)           Confidentiality.  The confidential and proprietary information and, in any material respect, trade secrets of the Company are among its most valuable assets, including but not limited to, its customer and vendor lists, database, engineering, computer programs, frameworks, models, its marketing programs, its sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Company creates, develops, acquires or maintains its products and marketing plans, targets its potential customers and operates its retail and other businesses.  The Company invested, and continues to invest, considerable amounts of time and money in its process, technology, know-how, obtaining and developing the goodwill of its customers, its other external relationships, its data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Company.  The Employee shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company and its business, which shall have been obtained by the Employee during the Employee’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement).  After termination of the Employee’s employment with the Company, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate, divulge or use any such information, knowledge or data to anyone other than the Company and those designated by it.

(c)           Non-Solicitation or Hire.  During the term of Employee’s employment with the Company, or any affiliate thereof and for a two-year period following the termination of the Employee’s employment for any reason, the Employee shall not, directly or indirectly (i) employ or seek to employ any person who is at the date of termination, or was at any time within the six-month period preceding the date of termination, an officer, general manager or director or equivalent or more senior level employee of the Company or any of its subsidiaries or otherwise solicit, encourage, cause or induce any such employee of the Company or any of its subsidiaries to terminate such employee’s employment with the Company or such subsidiary for the employment of another company (including for this purpose the contracting with any person who was an independent contractor (excluding consultant) of the Company during such period) or (ii) take any action that would interfere with the relationship of the Company or its subsidiaries with their suppliers or customers without, in either case, the prior written consent of the Company’s Board of Directors, or engage in any other action or business that would have a material adverse effect on the Company.

(d)           Non-Competition.  (i) During the term of Employee’s employment with the Company, or any affiliate thereof and for a one-year period following the termination of the Employee’s employment for any reason, the Employee shall not, directly or indirectly:

(i)            engage in any managerial, administrative, advisory, consulting, operational or sales activities in Restricted Business anywhere in the Restricted Area, including, without limitation, as a director or partner of such Restricted Business, and/or

(ii)           organize, establish, operate, own, manage, control or have a direct or indirect investment: or ownership interest in a Restricted Business or in any corporation, partnership (limited or general), limited liability company enterprise or other business entity that engages in a Restricted Business anywhere in the Restricted Area; and

Nothing contained in this Section 6 shall prohibit or otherwise restrict the Employee from acquiring or owning, directly or indirectly, for passive investment purposes not intended to circumvent this Agreement, securities of any entity engaged, directly or indirectly, in a Restricted Business if either (i) such entity is a public entity and the Employee (A) is not a controlling Person of, or a member of a group that controls, such entity and (B) owns, directly or indirectly, no more than 3% of any class of equity securities of such entity or (ii) such entity is not a public entity and the Employee (A) is not a controlling Person of, or a member of a group that controls, such entity and (B) does not own, directly or indirectly, more than 1% of any class of equity securities of such entity.

(e)           Definitions.  For purposes of this Section 6:

(i)            “Restricted Business” means the business of designing, manufacturing, servicing, operating, marketing, assembling, renting or leasing of air or gas compressors or devices using comparable technologies or other business in which the Company or its subsidiaries may be engaged during the term of Employee’s employment with the

Company.  To the extent that any entity is primarily engaged in a business other than a Restricted Business, the term “Restricted Business” shall mean the operations, division, segment or subsidiary of such entity that is engaged in any Restricted Business.

(ii)           “Restricted Area” means any state in the United States, or any country in which the Company or its subsidiaries engages in any Restricted Business at any time during the term of Employee’s employment with the Company.

(f)            The Employee acknowledges that monetary damages for any breach of Paragraphs 6(b), (c), and (d) above will not be an adequate remedy and that irreparable injury will result to the Company, its business and property, in the event of such a breach.  For that reason, the Employee agrees that in the event of a breach in addition to recovering legal damages, the Company is entitled to proceed in equity for specific performance or to enjoin the Employee from violating such provisions.

7.             Successors.

(a)           This Agreement is personal to the Employee and shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.             Miscellaneous.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives that specifically refers to this Agreement.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

If to the Company:	Universal Compression Holdings, Inc. 4444 Brittmoore Road Houston, Texas 77041 Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           The Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder, including without limitation, the right of the Employee to terminate employment for Good Reason shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            This Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

EMPLOYEE:

Name:

UNIVERSAL COMPRESSION HOLDINGS, INC.

By:

Name:	Stephen A. Snider

Title:	President and Chief Executive Officer